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(212) 446-4800 www.kirkland.com	Facsimile: (212) 446-4900

April 25, 2011

BWAY Parent Company, Inc.

8607 Roberts Drive, Suite 250

Atlanta, Georgia 30350-2237

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to BWAY Parent Company, Inc., a Delaware corporation (the “Issuer”). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $241,918,367 in aggregate principal amount of the Issuer’s 10.125%/10.875% Senior PIK Toggle Notes due 2015 (the “Exchange Notes”), pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about April 25, 2011. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of October 26, 2010 (the “Indenture”), by and between the Issuer and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10.125%/10.875% Senior PIK Toggle Notes due 2015 issued on October 26, 2010 (the “Old Notes” and collectively with the Exchange Notes, the “Notes”), of which $150,000,000 in aggregate principal amount is outstanding on the date hereof. The remaining $91,918,367 aggregate principal amount of Exchange Notes to be registered are for PIK Notes (as defined in the Indenture) that the Issuer may elect to pay as interest on the Notes in accordance with the terms of the Indenture.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation and bylaws of the Issuer, (ii) resolutions of the Issuer with respect to the issuance of the Exchange Notes, (iii) the Indenture, (iv) the Registration Statement and (v) the Registration Rights Agreement, dated as of October 26, 2010, by and between the Issuer and Banc of America Securities LLC, Deutsche Bank Securities, Inc. and Barclays Capital Inc., as the initial purchasers of the Old Notes.

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BWAY Parent Company, Inc.

April 25, 2011

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes, the Exchange Notes issued upon consummation of the Exchange Offer will be validly issued and binding obligations of the Issuer.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of the rules and regulations of the Commission.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the relevant state constitutions and reported judicial decisions interpreting the foregoing) and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

BWAY Parent Company, Inc.

April 25, 2011

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. We assume no obligation to revise or supplement this opinion after the date of the effectiveness of the Registration Statement should the present laws of the State of New York or Delaware be changed by legislative action, judicial decision or otherwise.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act, and is not to be used, circulated, quoted or otherwise relied upon for any other purposes.

Sincerely,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

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